UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2022

Avita Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39059	85-1021707
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28159 Avenue Stanford, Suite 220, Valencia, CA 91355	661.367.9170
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Chief Executive Officer.

Effective September 28, 2022, the Board of Directors of Avita Medical, Inc. (the “Company”) terminated the employment of Dr. Michael Perry, the Company’s President and CEO. Dr. Perry remains a director of the Company.

Appointment of President and Chief Executive Officer.

Effective September 28, 2022, the Board of Directors of the Company appointed James Corbett as the Company’s President and CEO.

Mr. Corbett served as a Non-Executive Director of the Company from July 2021 until September 28, 2022. He has approximately 40 years of leadership experience in the medical device field, most recently as CEO of CathWorks Ltd., a software-based medical technology company. Mr. Corbett has global commercial and operating experience, serving as an expatriate General Manager of Baxter Japan and later as General Manager and President of Scimed Life Systems Inc. and Boston Scientific International, respectively. During his career he has served as CEO of three publicly listed companies: Microtherapeutics Inc (MTIX), ev3 Inc (evvv) and Alphatec Spine (ATEC). Mr. Corbett has also led two private companies as CEO: Home Diagnostics Inc. and Vertos Medical. Mr. Corbett holds a Bachelor of Science in Business Administration from the University of Kansas.

In connection with such appointment, Mr. Corbett and the Company entered into an Employment Agreement dated as of September 26, 2022, effective September 28, 2022 (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $600,000 (subject to annual review) for an initial term of three years. If Mr. Corbett’s employment is not terminated, or no notice of termination has been provided, prior to the third anniversary of his employment or each annual anniversary thereafter, Mr. Corbett’s employment will be automatically extended on the same terms and conditions for successive periods of one year. Pursuant to the Employment Agreement, on September 28, 2022 Mr. Corbett received a grant of stock options equal to $1,000,000, subject to approval of the Company’s stockholders at its next Annual Meeting of Stockholders. Such options will vest based on Mr. Corbett’s continued employment with the Company over four years in equal annual installments, with the first installment vesting upon the completion of the first year of service. Additionally, Mr. Corbett’s annual target bonus opportunity is 60% of his base salary, and is based on the achievement of individual and Company performance goals established by the Board (although the actual bonus may be lower or higher, within a minimum bonus opportunity of 0% of base salary and a maximum bonus opportunity of 200% of base salary, as determined by the Board). The Company may terminate Mr. Corbett’s employment at any time without cause, effective upon delivery to Mr. Corbett of written notice of such termination and payment of all monies owed. The Employment Agreement also provides that Mr. Corbett is entitled to certain customary benefits, such as participation in retirement and medical and other plans and vacation leave.

Item 7.01.	Regulation FD Disclosure.

On September 28, 2022, the Company issued a press release announcing the termination of Dr. Perry and the appointment of Mr. Corbett, as described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in Item 5.02, Item 7.01, and Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 28, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2022

AVITA MEDICAL, INC.

By:	/s/ Donna Shiroma
Name:	Donna Shiroma
Title:	General Counsel